Manatron Acquires VisiCraft Systems

•	Georgia based company has 26 jurisdictions using its VCS Property Tax System
•	Approximately $350,000 in recurring revenue

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - November 2, 2004-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the revolutionary Government Revenue Management™ or (GRM™) software, today announced that it has acquired substantially all of the assets of VisiCraft Systems, Inc. and assumed the support and maintenance obligations of its software contracts effective November 1, 2004 for approximately $1.5 million. The cash outlay for this transaction is $300,000 per year for five years.

Founded in 1999, VisiCraft currently has contracts for its Windows® - based VCS Property Tax Collection System with 23 counties and three cities in Georgia. During this time, VisiCraft has built a wealth of experience related to property tax design, development, implementation and support. All five of the VisiCraft employees will remain with Manatron following the acquisition.

"In addition to purchasing solid technology with a broad and loyal customer base, we are acquiring additional property tax expertise. This will prove invaluable as we continue the development of our national Manatron Tax system, which is included in our first GRM contract with Gwinnett County, Georgia that is currently underway," commented Paul Sylvester, Manatron's president and chief executive officer. "This acquisition also provides $350,000 of additional recurring revenue and significantly increases our presence and opportunity in Georgia. Plans are already underway to integrate Manatron CAMA, used by approximately 300 jurisdictions nationwide, with VCS Tax so that our Georgia clients will have access to a comprehensive property solution."

About Manatron, Inc.:
Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina and Ohio. Manatron currently serves approximately 1,200 customers in 24 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.